As filed with the Securities and Exchange Commission on March 14, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACHAOGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

68-0533693

(IRS Employer Identification No.)

7000 Shoreline Court, Suite 371

South San Francisco, CA 94080

(Address of Principal Executive Offices) (Zip Code)

2014 Equity Incentive Award Plan

2014 Employee Stock Purchase Plan

2014 Employment Commencement Incentive Plan

(Full title of the plan)

Kenneth J. Hillan, M.B., Ch.B.

President and Chief Executive Officer

Achaogen, Inc.

7000 Shoreline Court, Suite 371

South San Francisco, CA 94080

(Name and address of agent for service)

(650) 800-3636

(Telephone number, including area code, of agent for service)

Copies to:
Mark V. Roeder, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 (650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☒ Accelerated filer
☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	2,053,712 shares	$25.06	$51,466,022.72	$5,964.92
(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2014 Employment Commencement Incentive Plan (the “Inducement Plan”), the 2014 Equity Incentive Award Plan (the “2014 Plan”) and the 2014 Employee Stock Purchase Plan (the “ESPP”), by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of the Registrant’s common stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future issuance under the Inducement Plan, the 2014 Plan and the ESPP are based on the average of the high and the low price of the Registrant’s common stock as reported on The NASDAQ Global Market on March 7, 2017.

The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share	Aggregate Offering Price
Shares reserved for future issuance under the 2014 Plan(3)	1,425,522	$25.06 (2)	$35,723,581.32
Shares reserved for future issuance under the ESPP(4)	178,190	$25.06 (2)	$4,465,441.40
Shares reserved for future issuance under the Inducement Plan(5)	450,000	$25.06 (2)	$11,277,000.00
Total	2,053,712
Proposed Maximum Aggregate Offering Price			$51,466,022.72
Registration Fee			$5,964.92
(3)	Represents the additional shares of common stock available for future issuance under the Registrant’s 2014 Plan resulting from an annual increase as of January 1, 2017.
(4)	Represents the additional shares of common stock available for future issuance under the Registrant’s ESPP resulting from an annual increase as of January 1, 2017.
(5)

Represents the additional shares of common stock available for future issuance under the Registrant’s Inducement Plan resulting from an amendment adopted by the Registrant’s Board of Directors as of February 22, 2017.

Proposed sale to take place as soon after the effective date of the

Registration Statement as awards under the plans are granted, exercised and/or vest.

REGISTRATION OF ADDITIONAL SECURITIES

Achaogen, Inc. (the “Company”) filed with the Securities and Exchange Commission Registration Statements on Form S-8 (File Nos. 333-195348, 333-202796, 333-210280) on April 17, 2014, March 16, 2015 and March 18, 2016 relating to shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be offered and sold under the 2013 Plan, the ESPP and the Inducement Plan and the contents of the Registration Statements on Form S-8 (File Nos. 333-195348, 333-202796, 333-210280) are incorporated by reference in this Registration Statement. The Company is hereby registering an additional 1,425,522 shares of Common Stock issuable under the 2014 Plan, 178,190 shares of Common Stock issuable under the ESPP and 450,000 shares of Common Stock issuable under the Inducement Plan, none of which have been issued as of the date of this Registration Statement.

Item 8. Exhibits.

Reference is made under this Item 8 to the exhibit index included in this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, State of California, on this 14th day of March, 2017.

Achaogen, Inc. By: /s/ Kenneth J. Hillan
Name: Kenneth J. Hillan, M.B., Ch.B. Title: President & Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Kenneth J. Hillan, Tobin Schilke and Gary Loeb, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kenneth J. Hillan	President, Chief Executive Officer and Director (principal executive officer)	March 14, 2017
Kenneth J. Hillan, M.B., Ch.B.
/s/ Tobin Schilke	Chief Financial Officer (principal financial and accounting officer)	March 14, 2017
Tobin Schilke
/s/ Bryan E. Roberts	Chairman of the Board	March 14, 2017
Bryan E. Roberts, Ph.D.
/s/ Gregory Stea	Director	March 14, 2017
Gregory Stea
/s/ Michael Fischbach	Director	March 14, 2017
Michael Fischbach, Ph.D.
/s/ Alan B. Colowick	Director	March 14, 2017
Alan B. Colowick, M.P.H., M.D.
/s/ John C. Doyle	Director	March 14, 2017
John C. Doyle
/s/ Kent Lieginger	Director	March 14, 2017
Kent Lieginger, Pharm.D.

/s/ John W. Smither	Director	March 14, 2017
John W. Smither
/s/ Halley Gilbert	Director	March 14, 2017
Halley Gilbert

EXHIBIT INDEX

Exhibit Number	Description of Document	Incorporated by Reference from				Provided Herewith
		Registrant’s Form	File No.	Date Filed with the Commission	Exhibit Number
4.1	Amended and Restated Certificate of Incorporation of Achaogen, Inc.	8-K	001-36323	03/17/2014	3.1
4.2	Amended and Restated Bylaws of Achaogen, Inc.	8-K	001-36323	03/17/2014	3.2
4.3	Form of Common Stock Certificate.	S-1/A	333-193559	2/25/2014	4.1
4.4	Warrant to purchase shares of common stock issued to Oxford Finance LLC on November 1, 2011.	S-1	333-193559	1/24/2014	4.4
4.5	Warrant to purchase shares of common stock issued to Silicon Valley Bank on November 1, 2011.	S-1	333-193559	1/24/2014	4.5
4.6	Warrant to purchase shares of common stock issued to Oxford Finance LLC on April 30, 2012 (Term A Loan (2)).	S-1	333-193559	1/24/2014	4.6
4.7	Warrant to purchase shares of common stock issued to Oxford Finance LLC on April 30, 2012 (Term B Loan).	S-1	333-193559	1/24/2014	4.7
4.8	Form of Warrant, issued pursuant to the Securities Purchase Agreement, dated June 1, 2016, by and among Achaogen, Inc. and the purchasers named therein.	S-3	333-212253	6/24/2016	4.3
5.1	Opinion of Latham & Watkins LLP.					X
23.1	Consent of Independent Registered Public Accounting Firm.					X
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).					X
24.1	Power of Attorney (included on signature page hereto).					X
99.1(A)	Achaogen, Inc. 2014 Equity Incentive Award Plan.	S-8	333-195348	4/17/2014	99.3
99.1(B)	Form of Stock Option Agreement under the Achaogen, Inc. 2014 Equity Incentive Award Plan.	S-1/A	333-193559	2/12/2014	10.2(B)
99.1(C)	Form of Restricted Stock Award Agreement under the Achaogen, Inc. 2014 Equity Incentive Award Plan.	S-1/A	333-193559	2/12/2014	10.2(C)
99.1(D)	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under the under the Achaogen, Inc. 2014 Equity Incentive Award Plan.	10-K	001-36323	3/15/2016	10.8(D)
99.2	Achaogen, Inc. 2014 Employee Stock Purchase Plan.	S-8	333-195348	4/17/2014	99.7
99.3(A)	Achaogen, Inc. 2014 Employment Commencement Incentive Plan.	10-K	001-36323	3/14/2017	10.10(A)
99.3(B)	Form of Stock Option Grant Notice and Stock Option Agreement under the Achaogen, Inc. 2014 Employment Commencement Incentive Plan.	10-K	001-36323	3/16/2015	10.11(B)
99.3(C)	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under the Achaogen, Inc. 2014 Employment Commencement Incentive Plan.	10-K	001-36323	3/15/2016	10.10(C)